UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

SANCHEZ ENERGY CORPORATION

(Exact name of registrant as specified in charter)

Delaware	45-3090102
(State of incorporation)	(IRS Employer Identification No.)

1000 Main Street, Suite 3000
Houston, TX	12110
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Name of each exchange
Title of each class	on which each
to be so registered	class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act: None

EXPLANATORY NOTE

This Amendment No. 1 amends and supplements the Registration Statement on Form 8-A filed by Sanchez Energy Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) on July 29, 2015 (including the exhibits thereto, the “Form 8-A”).  Capitalized terms used without definition herein shall have the meaning set forth in the Rights Agreement, dated July 28, 2015 (as amended, the “Rights Agreement”), by and between the Company and Continental Stock Transfer & Trust Company (“Continental”), as rights agent.

Item 1.                                 Description of Registrant’s Securities to be Registered.

Item 1 of the Form 8-A is amended and supplemented by adding the following:

Amendment to Rights Agreement

On March 1, 2017, the Company and Continental entered into an Amendment No. 1 to the Rights Agreement (the “Amendment No. 1”).  The Amendment No. 1, among other things, amends the definition of (i) “Exempt Person” to allow the Holdco Group (as defined in the Amendment No. 1) to acquire securities of the Company in excess of 4.9% of the then outstanding shares of Common Stock in connection with the consummation of the Securities Purchase Agreement (as defined in the Amendment No. 1) and IIA (as defined in the Amendment No. 1) without triggering the rights under the Rights Agreement and (ii) “Acquiring Person” to permit an increase in the Holdco Group’s ownership percentage in the Company that occurs solely as a result of the acquisition of Common Stock by the Company.  Except as provided in the Rights Agreement, as amended by the Amendment No. 1, if, among other things, the Holdco Group becomes the Beneficial Owner (as defined in the Amendment No. 1) of any additional shares of stock of the Company or a Right to Acquire such stock (as the term “stock” is defined for purposes of Section 382 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”)) in excess of its holdings as of March 1, 2017, plus an additional 1% of the then outstanding shares of Common Stock, or if any person or entity becomes a member of the Holdco Group after March 1, 2017 and, as a result, the Holdco Group is treated a new “5-percent shareholder” for purposes of Section 382 of the Code,  then the Holdco Group, in the sole discretion of the Company’s board of directors, may no longer be deemed an “Exempt Person” and, therefore, may be an “Acquiring Person” under the Rights Agreement.

Miscellaneous

The Rights Agreement and the Amendment No. 1 to the Rights Agreement are filed as Exhibits 4.1 and 4.2, respectively, to this Amendment No. 1 to Form 8-A, and the Rights Agreement is incorporated herein by reference.  The above description of the material terms of the Amendment No. 1 as they relate to the Rights Agreement is qualified in its entirety by reference to such exhibits.

Item 2.                                 Exhibits.

Exhibit No.	Description
3.1

Certificate of Designations of Series C Junior Participating Preferred Stock of Sanchez Energy Corporation (incorporated by reference to Exhibit 3.1 from the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on July 29, 2015).

4.1

Rights Agreement, dated as of June 29, 2015, by and between Sanchez Energy Corporation and Continental Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.1 from the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on July 29, 2015).

4.2	Amendment No. 1, effective as of March 1, 2017, to Rights Agreement by and between Sanchez Energy Corporation and Continental Stock Transfer & Trust Company, as Rights Agent.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Sanchez Energy Corporation

Date: March 3, 2017	By:	/s/ Howard J. Thill
	Name:	Howard J. Thill
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
3.1

Certificate of Designations of Series C Junior Participating Preferred Stock of Sanchez Energy Corporation (incorporated by reference to Exhibit 3.1 from the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on July 29, 2015).

4.1

Rights Agreement, dated as of June 29, 2015, by and between Sanchez Energy Corporation and Continental Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.1 from the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on July 29, 2015).

4.2	Amendment No. 1, effective as of March 1, 2015, to Rights Agreement by and between Sanchez Energy Corporation and Continental Stock Transfer & Trust Company, as Rights Agent.